EXHIBIT 99.1

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022 Phone (212)521-4200 Fax (212)521-4230

Media Contact: Kelly Ford (212)521-4216 direct kford@travelzoo-inc.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Strong Fourth Quarter,
Year-End 2003 Financial Results

NEW YORK, January 26, 2004 — Travelzoo Inc. (NASDAQ: TZOO), the Internet’s largest publisher of sales and specials available directly from hundreds of travel companies, today reported record revenues for the fourth quarter and year ended December 31, 2003.

      2003 Financial Highlights:

  Revenues increased by 83% compared to 2002
  Net profit increased by 140% compared to 2002
  Pre-tax profit margin of 21%

        Travelzoo Inc. reported revenues of approximately $5.2 million for the fourth quarter ended December 31, 2003, an increase of 66% over revenues of approximately $3.1 million for the same period in 2002, and a quarterly sequential increase of 9% over revenues of approximately $4.8 million for the quarter ended September 30, 2003.

        The company reported net income of $452,510 for the fourth quarter of 2003 compared to a net income of $325,867 for the same period in 2002. Net income per share for the fourth quarter of 2003 was $0.02 per basic and diluted share.

        Income before income taxes for the fourth quarter ended December 31, 2003 was approximately $1.0 million or 20% of revenues, compared to $493,805, or 16% of revenues, for the same period in 2002.

        Revenues for 2003 were approximately $18.0 million compared to approximately $9.9 million for 2002, an 83% increase.

        Net income for 2003 was approximately $2.1 million, a 140% increase over net income of $853,071 for 2002. Diluted net income per share was $0.10 in 2003 compared to $0.04 in 2002.

        Income before income taxes for 2003 was approximately $3.8 million, or 21% of revenues, compared to approximately $1.4 million, or 14% of revenues, for 2002.

        In the fourth quarter of 2003, Travelzoo incurred non-tax deductible expenses of $328,000 related to a secondary public offering and the company’s initial listing with the NASDAQ Stock Market.

About Travelzoo

        Travelzoo Inc. is the Internet’s largest publisher of sales and specials available directly from hundreds of travel companies. Travelzoo’s media products include the Travelzoo® website (www.travelzoo.com), the Top 20® and Weekend.com® e-mail newsletters, and Newsflash™. With over 6 million subscribers, Travelzoo lists sales and specials from more than 200 advertisers, including Alamo Rent A Car, American Airlines, Carnival Cruise Lines, Europe Express, Fairmont Hotels & Resorts, Hertz, Ian Schrager Hotels, JetBlue Airways, Kimpton Hotels, Liberty Travel, Lufthansa, Mark Travel, Marriott, Omni Hotels, Orbitz, Pleasant Holidays, Royal Caribbean Cruises, Spirit Airlines, Starwood Hotels & Resorts Worldwide, SunTrips, The Venetian, Travelocity, United Airlines, US Airways, Virgin Atlantic Airways and Wyndham Hotels & Resorts.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo, Top 20, and Weekend.com are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

Travelzoo Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Revenues	$ 5,201	$ 3,132	$17,991	$ 9,848
Cost of Revenues	141	89	399	351

Gross Profit	5,060	3,043	17,592	9,497
Operating Expenses:
Sales and Marketing	2,821	1,904	9,564	5,727
General and Administrative	1,214	647	4,289	2,294
Merger Expenses	–	–	–	54

Total Operating Expenses	4,035	2,551	13,853	8,075

Income from Operations	1,025	492	3,739	1,422
Interest Income	5	2	13	4

Income before Income Taxes	1,030	494	3,752	1,426

Income Taxes	577	168	1,702	573

Net Income	$ 453	$ 326	$ 2,050	$ 853

Basic Net Income per Share	$ 0.02	$ 0.02	$ 0.11	$ 0.04
Diluted Net Income per Share	0.02	0.02	0.10	0.04

Shares Used in Computing
Basic Net Income per Share	19,425	19,425	19,425	19,425
Shares Used in Computing
Diluted Net Income per Share	20,584	20,478	20,527	19,896

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2003	December 31, 2002

Cash	$ 3,522	$ 1,258
Accounts Receivable, net	2,370	1,312
Deposits	2	22
Other Current Assets	132	115
Deferred Income Taxes	225	81

Total Current Assets	6,251	2,788

Deposits	137	65
Deferred Income Taxes	27	32
Property and Equipment, net	164	142
Intangible Assets, net	147	213

Total Assets	$ 6,726	$ 3,240

Accounts Payable	224	442
Accrued Expenses	1,328	548
Deferred Revenue	22	19
Income Tax Payable	1,311	440

Total Liabilities	2,885	1,449

Common Stock	194	194
Additional paid-in capital	(116)	(116)
Retained Earnings	3,763	1,713

Total Stockholders' Equity	3,841	1,791

Total Liabilities and
Stockholders' Equity	$ 6,726	$ 3,240